Exhibit 23.3
[Letterhead of Mancera, S.C. (a Member Practice of Ernest & Young Global)].
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 dated September 11, 2007) and related Prospectus of Empresas ICA, S.A.B. de C.V. for the registration of its common stock and to the incorporation by reference therein of our report dated June 22, 2007, with respect to the report on the consolidated financial statements of ICA Fluor Daniel, S. de R.L. de C.V. and Subsidiaries, which report is included in the Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global
/s/ Alejandro Moran Samano
Alejandro Moran Samano

Mexico City
September 11, 2007